Exhibit 99.1

June 6, 2019

Board of Directors
DISH Network Corporation

9601 South Meridian Boulevard

Englewood, Colorado 80112

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated May 19, 2019, to the Board of Directors of DISH Network Corporation (“DISH Network”) as Annex B to, and to the reference thereto under the headings “SUMMARY — Opinion of BofA Merrill Lynch, Financial Advisor to DISH Network,” “THE TRANSACTIONS — Background of the Transactions,” “THE TRANSACTIONS — The DISH Network Board’s Reasons for the Transactions,” “THE TRANSACTIONS — Opinion of BofA Merrill Lynch, Financial Advisor to DISH Network” and “THE TRANSACTIONS — Valuation of the BSS Business” in, the prospectus/information statement relating to the proposed merger involving DISH Network and EchoStar BSS Corporation, which prospectus/information statement forms a part of DISH Network’s Registration Statement on Form S-4 to which this consent is filed as an exhibit.  In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.